EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Second Restated 2009 Equity Incentive Plan of Two Harbors Investment Corp. (the Company) of our reports dated February 27, 2015, with respect to the consolidated financial statements the Company and the effectiveness of internal control over financial reporting of the Company included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, MN

May 15, 2015